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EXHIBIT 6

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the ______ day of June, 2002.

BETWEEN:

                  LT ACQUISITION CORP.,

                  a company incorporated under the laws of the State of New York and having a place of business at #3-3 Charles Street, Pleasant Valley, N.Y. 12569

                  (hereinafter called the "CORPORATION")

                  PARTY OF THE FIRST PART AND:

                  MICHAEL M. RICHARD,

                  Businessman of #3-3 Charles Street, Pleasant Valley, New York, 12569 (hereinafter called the "CO-MANAGER")

                  PARTY OF THE SECOND PART

WHEREAS the Corporation and the Co-Manager have agreed to enter into this Agreement for purposes of setting forth the terms and conditions governing the employment of the Co-Manager by the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements and payments herein set out and provided for and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and agreed to by the parties), the parties hereto covenant and agree as follows;

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

DEFINITIONS

1.1 In this Agreement (including any Schedules attached hereto), the following expressions shall have the following meanings:

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      a)    "AFFILIATE" means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

      b) "BUSINESS DAY" means any day, other than a Saturday, Sunday or any other day on which the principle chartered banks located in the City of New York are not opened for business during normal banking hours;

      c) "COMPANIES" means Security Biometrics, Inc., the Corporation and their Affiliates;

      d) "CONFIDENTIAL INFORMATION" means all information, know-how, data, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business, corporate affairs and operations of the Companies (including the Corporation) and includes, without limitation, all technical data and know how, shareholder data, compensation rates and methods, personnel information and customer information including customer lists stating names of contacts, telephone numbers and other customer information;

      e)    "DATE OF DEATH" means the date of the death of the Co-Manager;

      f) "DATE OF DISABILITY" means the date on any letter from the qualified medical professional referred to in the definition of "Disability";

      g) "DATE OF TERMINATION" means the date specified in the Termination Notice given by the Corporation or the Co-Manager (as the case may be) to the Corporation or the Co-Manager (as the case may be) in accordance with paragraphs 5.1, 5.2 or 5.3 hereof and for the purposes of paragraph 5.4 hereof, means the Date of Death or the Date of Disability as specified in paragraph 5.4 hereof;

      h) "DISABILITY" means ill health, physical or mental disability, or other causes beyond the control of the Co-Manager confirmed in writing by a qualified professional (medical doctor or psychologist/psychiatrist), preventing the Co-


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            Manager from carrying out the Co-Manager Duties for ninety (90)
            consecutive days;

      i) "EBITDA" means Earnings of the Corporation before Interest, Tax, Depreciation and Amortization;

      j) "EXECUTIVE BONUS" means the bonus to be paid to the Co-Manager as set out in Schedule "A" attached hereto and forming part hereof;

      k) "FISCAL YEAR" means the fiscal year of the Corporation which is a twelve (12) month period commencing January 1 and ending on December 31;

      l)    "GOOD REASON" has the meaning set forth in paragraph 5.3 hereof;

      m) "GROSS SALARY" means the gross salary defined and described in Schedule "A" attached hereto and forming part hereof;

      n)    "JUST CAUSE" has the meaning set forth in paragraph 5.1 hereof;

      o) "CO-MANAGER DUTIES" means the material duties and responsibilities customarily assigned by the Board of Directors of a corporation to the position of President of a corporation of similar size conducting similar business to the Corporation, which material duties may not be changed without the Co-Manager's written consent, and which duties shall include, but shall not be limited to, those particular duties detailed and described in Schedule "B" attached hereto and forming part hereof. It is understood and agreed that Co-Manager shall discharge and carry out his Co-Manager Duties jointly with, and subject to the approval of, Mr. Gerard Munera who is being appointed a Co-Manager of the Corporation concurrently herewith.

      p) "NON-COMPETITION PERIOD" means the period of time determined as follows:

            i) if the Corporation terminates this Agreement in accordance with paragraph 5.1 hereof, then the Non-Competition Period shall be for seven hundred thirty (730) consecutive days commencing the Date of Termination; OR

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            ii)   if the Corporation terminates this Agreement in accordance with paragraph 5.2 hereof, or if the Co-Manager terminates this Agreement for Good Reason in accordance with paragraph
                  5.3 hereof, then there shall be no Non-Competition Period whatsoever and paragraph 6.3 shall be of no effect; OR

            iii) if the Co-Manager terminates this Agreement without Good Reason as contemplated in paragraph 5.3 hereof, then the Non-Competition Period shall be for seven hundred thirty (730) consecutive days commencing the Date of Termination; OR

            iv) if the Term expires in the ordinary course of business, and, a Date of Termination did not occur before the expire of the Term, then the Non-Competition Period shall be for three hundred sixty five (365) consecutive days commencing on the expiry of the Term; OR

            v) if the Term is extended in writing, and the Corporation and the Co-Manager do not agree in writing to the contrary, then the Non-Competition Period shall be for three hundred sixty five (365) consecutive days commencing on the expiry of the extended Term; provided however, if the Corporation terminates this Agreement during the extended Term in accordance with paragraph 5.2 hereof, or the Co-Manager terminates this Agreement for Good Reason in accordance with paragraph 5.3 hereof, then there shall be no Non-Competition Period whatsoever and paragraph 6.3 shall be of no effect;

      q) "SEVERANCE ALLOWANCE" means the severance allowance described and specified in paragraph 5.2(b) hereof;

      r)    "TERM" means the term specified in paragraph 2.3 hereof;

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      s)    "TERMINATION NOTICE" means the notice in writing given by the
            Corporation to the Co-Manager in accordance with paragraphs 5.1 or
            5.2 hereof, and, the notice in writing given by the Co-Manager to the Corporation in accordance with paragraph 5.3 hereof.

HEADINGS

1.2 The headings of the Articles, clauses and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning of construction hereof.

PREAMBLE

1.3 The preamble hereto shall form an integral part of this Agreement.


SCHEDULES

1.4 All Schedules referred to in this Agreement shall be deemed to be incorporated in and shall form part of this Agreement.


GOVERNING LAWS

1.5 This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

CURRENCY

1.6 All dollar amounts referred to in this Agreement are US dollars and all dollar amount calculations to be made or paid (as the case may be) in accordance with this Agreement are to be made or paid (as the case may be) in US dollars.

NUMBER AND GENDER

1.7 All words importing the singular number include the plural and vice versa, and all words importing gender include the masculine, feminine and neutral genders.

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                                    ARTICLE 2

                                 EMPLOYMENT/TERM

EMPLOYMENT

2.1 The Corporation hereby agrees to employ the Co-Manager to perform the Co-Manager Duties and the Co-Manager agrees to accept such employment and to perform the Co-Manager Duties, all in accordance with the express terms, duties and obligations hereinafter set forth.

RELATIONSHIP

2.2 The parties hereto agree that the relationship between the Corporation and the Co-Manager created by this Agreement is that of employer-employee.

TERM

2.3 Unless sooner terminated pursuant to the terms hereof, this Agreement shall continue in full force and affect until December 31, 2004, and thereafter shall be subject to renegotiation or renewal at the discretion of the Board of Directors of the Corporation.

                                    ARTICLE 3

                         DUTIES, REPORTING AND LOCATION

DUTIES

3.1 The Co-Manager shall, during the Term, perform the Co-Manager Duties.


POWERS

3.2 During the Term the Co-Manager shall have the power to do all acts and things as are customarily done by a person holding the same or equivalent positions in corporations of similar size conducting similar business to the Corporation.

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EXCLUSIVITY

3.3 During the Term the Co-Manager shall devote his full time efforts to performing the Co-Manager Duties and the Co-Manager shall not engage, for his own account, in any consulting work, trade or business which will or may interfere with his abilities to perform the Co-Manager Duties or result in conflict with the business carried out by the Companies (including the Corporation).

REPORTING

3.4 In carrying out the Co-Manager Duties, the Co-Manager shall report to the Chief Executive Officer of Security Biometrics, Inc. or, if requested by the said Chief Executive Officer, to such other executive officer of Security Biometrics, Inc. as may be designated by the Chief Executive Officer of Securities Biometrics, Inc. from time to time, and the Co-Manager shall act consistently with the directions and policies established, from time to time, by the Board of Directors of the Corporation.

LOCATION

3.5 During the Term the Co-Manager shall be based at the Corporation's offices located in 3 Charles Street, Suite #3, Pleasant Valley, N.Y. 12569, or at such other location within the State of New York as the Corporation's offices may be located, and at no time during the Term shall the Corporation require or obligate the Co-Manager to move out of the State of New York unless the Co-Manager consents, in writing, to such move.

                                    ARTICLE 4

                                  COMPENSATION

GROSS SALARY

4.1 In consideration of the Co-Manager performing the Co-Manager Duties, the Co-Manager shall, subject to Article 5 hereof, receive from the Corporation the Gross Salary.

EXECUTIVE BONUS

4.2 In consideration of the Co-Manager performing the Co-Manager Duties, the Co-Manager shall, subject to Article 5 hereof, receive from the Corporation the Executive Bonus (if any) calculated in accordance with this Agreement


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including, but without limitation, Schedule "A". If there is any dispute between the Co-Manager and the Corporation with respect to the calculation of EBITDA, then, a determination of the auditors of the Corporation as to the amount of EBITDA shall be final and binding upon the Corporation and the Co-Manager.

VACATIONS/VEHICLE

4.3 The Co-Manager shall be entitled to the following additional benefits:

      a) three (3) weeks paid annual vacation during the first year of the Term and four (4) weeks paid annual vacation during each of the remaining two (2) of the Term and any extensions thereof; and

      b)    a vehicle allowance in the amount set out in Schedule "A".


REIMBURSEMENT

4.4 The Corporation shall pay or reimburse the Co-Manager, for all reasonable business expenses, including, without limitation, all travel and promotional expenses payable or incurred by the Co-Manager in connection with the proper discharge of the Co-Manager Duties. All payments or reimbursements shall be made upon submission by the Co-Manager of vouchers, bills or receipts for all such reasonable expenses.

4.5 Without restricting the generality of paragraph 4.4 hereof, it is agreed that in order for the Co-Manager to carry out the Co-Manager Duties the Co-Manager will require a cellular phone, a fax line to his home and a high-speed internet connection to his home in order to facilitate e-mails, each of which is deemed to be a reasonable business expense. The Co-Manager will be reimbursed for these items, in total or in part, as may be agreed upon by the Co-Manager and the Corporation, both acting reasonably.

BENEFITS

4.6 The Co-Manager shall be entitled to participate in and to receive all rights and benefits which the Corporation and its Affiliates accords to its executive officers or its


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employees generally and for which Employee qualifies, including but not limited to rights and benefits under any life insurance, long and short term disability, medical, dental, health and accident plans maintained by the Corporation and its Affiliates for their executive officers or employees generally, subject to his ability to qualify for participation in such plans. The Co-Manager's rights under such plans, if any, existing at the Date of Termination, shall not be affected by the termination of the Co-Manager if such termination is due to the Co-Manager becoming incapacitated or Disabled, to the extent that the then existing plans, if any, allow the Corporation to continue coverage for the Co-Manager upon his becoming incapacitated or Disabled and, provided always that the Corporation shall not be required to obtain alternative or additional coverage under the same or similar plans, in which case the Corporation shall have no obligations pursuant to this section. Notwithstanding the foregoing, the Corporation shall obtain and keep in effect during the Term long term and short term disability income insurance with respect to the Co-Manager with a highly rated insurance company providing for the maximum rate of payment in the event of partial or total disability that can be obtained based on the Co-Manager's Gross Salary.

                                    ARTICLE 5

                        TERMINATION AND DEATH/DISABILITY

JUST CAUSE

5.1 The Corporation shall be entitled, upon written notice to the Co-Manager, to terminate this Agreement and the Co-Manager's employment with the Corporation at any time for Just Cause. "Just Cause" shall mean (i) the willful failure by the Co-Manager to perform his duties with the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for performance is delivered to the Co-Manager by the Company's Board of Directors, which demand specifically identifies the manner in which the Board believes that the Co-Manager has not performed his duties, and which demands Co-Manager does not satisfy within thirty (30) days of such written demand for performance; or (ii) the engaging by the Co-Manager in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, which is not


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cured within thirty (30) days of any such injury. Notwithstanding the foregoing, the Co-Manager shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to the Co-Manager a copy of a resolution duly adopted by the Board of Directors of the Corporation at a meeting of the Board called and held for such purpose (after reasonable notice to the Manager and an opportunity for the Co-Manager, together with the Co-Manager's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Co-Manager was guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this paragraph. If the Co-Manager's employment is so terminated for Just Cause, then, the Corporation shall pay to the Co-Manager the sum of the following:

      a)    the Gross Salary to the Date of Termination; and

      b) the portion of the Executive Bonus applicable to the Fiscal Year in which the Date of Termination occurs, pro rata to the Date of Termination;

less withholding taxes and deductions that may be required under any applicable law and following such payment the Corporation shall have no further obligation to the Co-Manager under this Agreement and the Co-Manager shall have no further obligation to the Corporation under this Agreement, save and except for the Co-Manager's obligations under Article 6.

WITHOUT JUST CAUSE

5.2 The Corporation shall also be entitled to terminate the Co-Manager for reasons other than Just Cause or Disability; provided that if the Co-Manager is terminated by the Corporation for reasons other than for Just Cause or Disability, then the Corporation shall continue to pay to the Co-Manager the Gross Salary due for the period from the Date of Termination through and including the expiry of the Term as if this Agreement had not been terminated. Further, if the Co-Manager's employment is terminated pursuant to this paragraph 5.2, the Co-Manager's participation and entitlement to benefits in the plans mentioned in paragraph 4.6 above, shall not automatically terminate unless such termination normally occurs pursuant to the terms and conditions of such plans. The Co-Manager shall have the duty to use his reasonable


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efforts to mitigate his damages by seeking other employment.

TERMINATION BY CO-MANAGER

5.3 The Co-Manager shall be entitled to terminate his employment only for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the express written consent of the Co-Manager, of any of the following circumstances unless, in the case of Paragraphs (A), (E), (F), (G), (H) or (I), such circumstances are fully corrected prior to the Date of Termination, given in respect thereof:

(A) the assignment to the Co-Manager of any duties inconsistent with his status as President of the Corporation or a substantial and adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to such alteration unless due to a change in the nature or scope for business of the Corporation; (B) a reduction by the Corporation in the Co-Manager's Gross Salary as in effect on the date hereof without Just Cause; (C) the Corporation's requiring the Co-Manager to report on a regular basis to a location other than the location identified in paragraph 3.5 of this Agreement except for required travel on the Corporation's business; (D) the failure by the Company, without Just Cause, to pay to the Co-Manager any portion of his Gross Salary, or to pay to the Co-Manager any portion of his Executive Bonus within thirty days of the date such compensation is due; (E) the failure by the Corporation to continue in effect any compensation plan identified in this Agreement, including, but not limited to, any retirement plan, employee stock ownership plan, or any substitute plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue the Co-Manager's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Co-Manager's participation relative to other participants; (F) the failure by the Corporation to continue to provide the Co-Manager with benefits substantially similar to those enjoyed by him under any of the Corporation's pension, life insurance, medical, health and accident, or disability plans


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contemplated in paragraph 4.6 of this Agreement or the taking of any action by the Corporation which would directly or indirectly materially reduce or deprive the Co-Manager of any of such benefits or the failure by the Corporation to provide the Co-Manager with the number of paid vacation or sick days to which he is entitled; provided, however, that such benefit can be continued without disproportionate increase in expense to the Corporation; (G) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; (H) any purported termination of the Co-Manager's employment which is not effected pursuant to a Termination Notice satisfying the requirements of paragraph 5.1 above; for purposes of this Agreement, no such purported termination shall be effective; or (I) the failure to elect the Co-Manager as a director of the Board of Directors of the Corporation or to nominate the Co-Manager as a member of the Board of Directors of Security Biometrics Inc.

If the Co-Manager resigns for Good Reason, then the Corporation shall continue to pay to the Co-Manager the Gross Salary due him from the Date of Termination through and including the expiry of the Term as if this Agreement had not been terminated. The Co-Manager's right to terminate his employment pursuant to this subparagraph shall not be affected by his Disability or incapacity due to physical or mental illness. The continued employment of the Co-Manager shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

Further, if the Co-Manager's employment is terminated pursuant to this paragraph 5.2, the Co-Manager's participation and entitlement to benefits in the plans mentioned in paragraph 4.6 above, shall not automatically terminate unless such termination normally occurs pursuant to the terms and conditions of such plans.

DEATH/DISABILITY

5.4 (a) If the Co-Manager dies or becomes disabled at any time during the Term, then the Date of Death or the Date of Disability shall be deemed to be the Date of Termination


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and the Corporation shall pay to the Co-Manager (in the case of Disability) or to the Co-Manager's estate (in the case of death) the monies required to be paid to the Co-Manager in accordance with paragraph 5.1 hereof as if this Agreement and the Co-Manager's employment with the Corporation had been terminated for Just Cause.

    (b) Nothing in this Section shall reduce the amount that may be due to the Co-Manager from any Employer sponsored disability income insurance plan.

                                    ARTICLE 6

                         NON-COMPETITION/CONFIDENTIALITY

NON-COMPETITION DURING THE TERM

6.1 The Co-Manager recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the business of the Companies (including the Corporation). It is the expressed intent and agreement of the Co-Manager and the Corporation that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Companies (including the Corporation) and not in any manner detrimental to them. The Co-Manager therefore agrees that so long as he is employed by the Corporation pursuant to this Agreement the Co-Manager shall not engage in any practice or business in competition with the business of the Companies (including the Corporation).

CONFIDENTIALITY

6.2 The Co-Manager further recognizes and understands that in the performance of his employment duties and responsibilities as outlined in this Agreement he will become knowledgeable, aware and possess Confidential Information. The Co-Manager therefore agrees that except with the consent of the Chief Executive Officer of Security Biometrics Inc., the Co-Manager shall not disclose such Confidential Information to any persons not employed by the Companies so long as the Co-Manager is employed by the Corporation pursuant to this Agreement and thereafter for


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and during the Non-Competition Period, if any, except in furtherance of his
Co-Manager Duties; provided that the foregoing shall not apply to any Confidential Information that becomes generally known to the public other than by a breach of this Agreement. On or before the Date of Termination the Co-Manager shall return any and all items of property belonging to the Corporation and shall not remove any of the Corporations files, information, computer data, customer lists, market or sales records.

For a period of three hundred sixty five (365) days after the expiration of the Term, or the extended Term, or after the Date of Termination for Just Cause, the Co-Manager, subject to the terms hereof,

      a)    shall not divulge to anyone Confidential Information;

      b) shall not call upon to serve or endeavor to serve any of the customers and/or patronage of the Corporation with any products or services in competition with the Corporation or its Affiliates;

      c) shall not directly or indirectly solicit, take away or endeavor to take away any of the customers and/or patronage of the Corporation or its Affiliates; and

      d) shall not directly or indirectly solicit, take away, hire, employ or endeavor to employ any of the employees of the Corporation or its Affiliates.

NON-COMPETITION AFTER TERMINATION

6.3 The Co-Manager agrees that he will not either directly or indirectly as principal, agent, owner, partner, shareholder, director, officer or otherwise, own, operate, be engaged in the operation of or have any financial interest in any business operation whether a proprietorship, partnership, joint venture or private company, or otherwise carrying on or engaged in any business competing with the Companies (including the Corporation) on the Date of Termination during the Non-Competition Period unless such activity is consented to in writing by the Chief Executive Officer of Security Biometrics Inc. (it being understood hereby, that the


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ownership by the Co-Manager of 5% or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this paragraph 6.3).

ACKNOWLEDGMENT

6.4 The Co-Manager and the Corporation acknowledge and agree that the time period comprising the Non-Competition Period is reasonable and fair to the Co-Manager.

PROPRIETARY RIGHTS

6.5 Notwithstanding anything to the contrary contained in this Agreement, it is expressly acknowledged and understood by the Co-Manager that all of the Co-Manager Duties performed by the Co-Manager or work product generated by the Co-Manager during the Term shall vest in the Corporation absolutely and the Co-Manager shall have no proprietary rights of any nature and kind in and to same.

                                    ARTICLE 7

                                     GENERAL

ENTIRE AGREEMENT

7.1 This Agreement constitutes the entire agreement between the parties hereto relating to the employment of the Co-Manager by the Corporation to perform the Co-Manager Duties. There are not and shall not be any verbal statements or representations, warranties, undertakings or agreements among the parties and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

RESIGNATIONS

7.2 The Co-Manager agrees that in the event of a termination of this Agreement, or upon the expiration of this Agreement, as it may be amended or extended from time to time, he will tender his resignation from any position he may hold with the Corporation.

AMENDMENTS/MODIFICATIONS

7.3 No amendment or modification of this Agreement shall be binding unless in writing, signed by each of the parties hereto. No waiver by either party hereto of any breach of any of the provisions of this Agreement shall take effect


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or be binding upon the party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

FURTHER DOCUMENTS

7.4 The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part thereof.

SEVERABILITY

7.5 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; provide that the objective and intent of the parties can be achieved absent the invalid, illegal or unenforceable provisions.

PERSONAL SERVICES

7.6 This Agreement is a personal services agreement and may not be assigned by any party.


CONTINUATION

7.7 For greater certainty it is agreed that a Date of Termination shall not relieve the parties to this Agreement from complying with their respective obligations as set out in this Agreement, to the extent such obligations are to be performed or observed after the termination of this Agreement.

SUCCESSORS AND ASSIGNS

7.8 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.

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NOTICES

7.9 Any notice, direction or other instrument required or permitted to be given to the Corporation or the Co-Manager hereunder shall be in writing and may be given by mailing the same postage prepaid or delivering or telecopying the same addressed to the Co-Manager (and his counsel) or the Corporation at the addresses hereinafter set forth.

      (a)   If to the Co-Manager:

      1419 Falt Point Turnpike
      Pleasant Valley, New York 12560
      Telephone: (845) 635-1680
      Fax: (845) 635-1681


    with a copy (which alone shall not constitute notice) to:

      Richard A. Galt, Esq.
      Curtin & Galt, LLP
      2517 Raeford Road
      Fayetteville, North Carolina 28305
      Telephone: (910) 223-1300
      Fax: (910) 223-1303

      (b)   If to Biometrics:

      Security Biometrics, Inc.
      1410-1030 West Georgia Street
      Vancouver BC V6E 2Y3
      Canada
      Telephone: (604) 609-7749
      Fax: (604) 609-7715
      Attention: Wayne Taylor, Chief Financial Officer

    with a copy (which alone shall not constitute notice) to:

      David I. Faust, Esq.
      Faust, Rabbach & Oppenheim, LLP
      488 Madison Avenue
      New York, New York 10022
      Telephone: (212) 751-7700
      Fax: (212) 371-8410


If any notice, direction or other instrument is given by telecopier, then, such notice, direction or other instrument shall be deemed to have been given or made on the day of sending the telecopy if sent during the recipient's normal business hours on a business day, or otherwise on the next business day, with confirmation of receipt thereof. If there


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is a disruption in postal service, then, any notice to be given in accordance with this Agreement shall be delivered or sent by telecopy, with confirmation of receipt thereof and shall not be mailed. Notwithstanding anything to the contrary contained in this Agreement or this paragraph 7.10, any Termination Notice given by the Co-Manager or Corporation (as the case may be) pursuant to this Agreement, shall be delivered by a nationally recognized overnight carrier with confirmation of receipt thereof and shall not be mailed or sent by postage pre-paid or sent by telecopier. The Co-Manager or Corporation may change his or their address for service from time to time by notice given in accordance with this paragraph 7.10.

COUNTERPARTS/FACSIMILE EXECUTION

7.10 This Agreement may be executed in one or more counterparts and, when so executed shall form one Agreement and shall be as valid and binding on all parties hereto as any other counterpart. Facsimile signatures are tantamount to inked signatures.

DISPUTES

7.11 The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives or other persons who have authority to settle the controversy. If they are unable to resolve their dispute through negotiations, the parties agree that any legal action or proceeding with respect to this Agreement must be brought in the New York Supreme Court, New York County, New York or in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, the Co-Manager and the Corporation irrevocably submit to the exclusive jurisdiction of such courts, and to appellate courts therefrom, for purposes of legal actions and proceedings hereunder and, in the case of any such legal action or proceeding brought in the above-named New York courts, hereby irrevocably consent, during such time, to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the parties at their respective addresses as provided herein, or by any other means permitted by applicable law. If it becomes necessary for the purpose of service of process out of any such courts, the Co-Manager or the Corporation, as the case may be, shall take all such action as may be required to authorize a special agent to receive, for and on behalf of it, service of process in any such legal action or proceeding, and shall take all such action as may be necessary to continue said appointment in full force and effect so that the Co-Manager and the Corporation will at all times have an agent for service of process for the above purposes in the State of New York. To the extent permitted by law, final judgment against the Co-Manager or the Corporation in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment. TO THE EXTENT THAT THE CO-MANAGER OR CORPORATION HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY OF THE ABOVE-


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NAMED COURTS OR FROM ANY LEGAL PROCESS THEREIN, THE CO-MANAGER AND THE
CORPORATION HEREBY IRREVOCABLY WAIVE SUCH IMMUNITY, AND HEREBY IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY LEGAL ACTION OR PROCEEDING BROUGHT HEREUNDER IN ANY OF THE ABOVE-NAMED COURTS
(I) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, (II) THAT IT OR ANY OF ITS PROPERTY IS IMMUNE FROM THE ABOVE DESCRIBED LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, OR OTHERWISE), (III) THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT VENUE FOR THE ACTION OF PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, OR (IV) ANY DEFENSE THAT WOULD HINDER OR DELAY THE LEVY, EXECUTION OR COLLECTION OF ANY AMOUNT TO WHICH EITHER PARTY HERETO IS ENTITLED PURSUANT TO A FINAL JUDGMENT OF ANY COURT HAVING JURISDICTION. THE CO-MANAGER AND THE CORPORATION EXPRESSLY ACKNOWLEDGE THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE AND HEREBY WAIVE ANY RIGHT WHICH IT MAY HAVE TO REQUEST A TRIAL BY JURY IN ANY ACTION RELATING TO THIS AGREEMENT.


                         [SIGNATURES ON FOLLOWING PAGE]


         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.


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

                                        LT ACQUISITION CORP.

                                        ________________________________________
                                        Authorized Signatory


                                        ________________________________________
                                        MICHAEL M. RICHARD


Signed, Sealed and Delivered

by MICHAEL M. RICHARD in the presence of:


___________________________________
Name

___________________________________
Address:

___________________________________


___________________________________
Occupation



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                                   SCHEDULE A

GROSS SALARY

1. During the Term the annual Gross Salary to be paid by the Corporation to the Co-Manager shall be One Hundred Fifty Thousand Dollars ($150,000.00)
      (US) subject to such withholdings and deductions as may be required under applicable law which Gross Salary shall be paid bi-weekly, or at such other times as the parties may agree upon.

EXECUTIVE BONUS

2. During the Term, the Corporation shall pay to the Co-Manager a bonus ("Executive Bonus") calculated as follows:

      a) during Fiscal Year 2002, 5% percent of EBITDA from $0.00 to $2,900,000.00 and 7% of the EBITDA for amounts greater than $2,900,000.00 to $3,900,000.00 and 15% percent of EBITDA from
            $3,900,000.00 to $6,000,000.00 and 20% of the EBITDA for amounts greater than $6,000,000.00;

      b) during Fiscal year 2003, 5% percent of EBITDA from $0.00 to $2,900,000.00 and 7% percent of the EBITDA for amounts greater than $2,900,000.00 to $3,900,000.00 and 15% percent of EBITDA from
            $3,900,000 to $6,000,000.00 and 20% of the EBITDA for amounts greater than $6,000,000.00; and

      c) during Fiscal Year 2004, 5% percent of EBITDA from $0.00 to $2,900,000.00 and 7% of the EBITDA for amounts greater than $2,900,000.00 to $3,900,000.00 and 15% of EBITDA from $3,900,000.00 to $6,000,000.00 and 20% of the EBITDA for amounts greater than $6,000,000.00.

CAR ALLOWANCE

3. During the Term the Corporation shall pay to the Co-Manager a car allowance of $500.00 per month.


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                                   SCHEDULE B

                                Manager's Duties

A.    Opportunities

      a. Work with company staff, senior management, Board of Directors and other colleagues to look for opportunities in:

            i.    increased sales,

            ii.   new products,

            iii.  improved customer satisfaction delivery methods,

            iv.   recruiting new personnel,

            v.    acquiring target companies, and

            vi.   other opportunities to benefit the Company.


      b. Work with company staff, senior management, Board of Directors and other colleagues to determine impact of new opportunities on the business plan of the Company and make, depending on the material impact of the opportunity, decisions to be acted upon, or make recommendations to the Board of Directors for permission to act.

B.    Leadership

      a. To recruit requisite corporate staff and senior management required to implement ever-changing business plan.

      b. Develop and maintain a corporate culture of excellence by developing a Mission Statement with the Board of Directors, and designing policies and procedures required to accomplish stated goals and objectives.

      c. Ensuring that corporate staff and senior management are compliant with corporate goals and objectives and making requisite changes, replacements, training where not compliant.

C.    Planning

      a. Develop Business Plan by working with staff for review and approval by Board of Directors.

      b. Ensure senior management reporting to you is capable of carrying out the Business Plan.

      c. Assist in periodic amendment of Business Plan for approval by Board of Directors as required.


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D.    Financing

      a. Ensure adequate financing available prior to implementation of certain stages of the Business Plan.

      b. Assist in raising adequate capital by working with senior management and capital finance representatives.

E.    Policies and Procedures

      a. Work with senior management to establish sound policies and procedures to assist in the implementation of the Business Plan, meet all human resource concerns, meet Board of Director guidelines, meet compliance concerns, enhance monitoring effectiveness, and subsequent liaison and reporting issues.

      b. Work with senior management to amend policies and procedures as required.

F.    Monitoring

      a. Meet with senior management on a periodic base to discuss progress in meeting Business Plan guidelines including sales, customer satisfaction, implementation, and human resource issues and ensure that all important issues are being addressed.

      b. Ensure proper systems of reporting sales, customer satisfaction issues, systems implantation concerns, and human resources issues are in place to assist in monitoring progress of issues.

      c. Ensure that company stays compliant with corporate governance, compensation and periodic reporting including regulatory compliance.

G.    Liaison

      a.    Lawyers and auditors

      b.    Board of Directors and Senior Management

      c.    Human Resources

      d.    Regulatory authorities


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